Exhibit 99.1

News Release	Contact: Bruce Russell
Russell Communications Group
brucerussell@ruscom.com

Cyanotech Receives Delisting Notice from NASDAQ Due to Late Filing of Form 10-Q

KAILUA KONA, Hawaii (August 24, 2006) – Cyanotech Corporation (Nasdaq: CYAN) announced today that it received a Staff Determination from The Nasdaq Stock Market on August 23, 2006 indicating that the Company is not in compliance with the requirements for continued listing under Marketplace Rule 4310(c)(14) because of its failure to file its Report on Form 10-Q for the quarter ended June 30, 2006.

As previously reported, on August 11, 2006, the Company filed a Form 12b-25 with the Securities and Exchange Commission stating that the Company was unable to file Form 10-Q for the quarter ended June 30, 2006 within the prescribed period because, during the final review of that quarter’s results, a matter emerged involving the Company’s historical treatment of certain inventory related costs. Form 12(b)-25 provides for a five-calendar-day extension of the filing date for Form 10-Q, but, due to the technical nature of the previously announced accounting matter, the review process requires more time.

As a result of the foregoing non-compliance, Nasdaq will suspend trading of Cyanotech’s common stock at the opening of business on September 1, 2006 unless the Company appeals the Staff Determination.  Cyanotech will appeal the Staff Determination and request a Nasdaq Listing Qualifications Panel hearing to review the Staff Determination.  Until a decision is made by the Panel, the Company’s common stock will remain listed on The NASDAQ Capital Market. There can be no assurance that the Panel will grant the Company’s request for continued listing. As previously announced, the Company’s common stock is also subject to delisting by NASDAQ on November 26, 2006, for failure to maintain a market price of at least $1.00 per share.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this news release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  -  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  - www.cyanotech.com